Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations presentation of certain hospitals and nursing centers, which is as of November 14, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Kindred Healthcare, Inc.’s Current Report on Form 8-K dated November 14, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky

November 17, 2014